Exhibit 99.2

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$60,453	$5,350
Investments in marketable securities	3,810	—
Accounts receivable, net	27,627	23,814
Merchandise inventories	314,961	288,873
Prepaid expenses and deposits	13,367	11,543
Deferred income taxes	5,552	5,631
Total current assets	425,770	335,211

Property and equipment, net	97,349	93,347
Investments in marketable securities, long-term	16,997	—
Goodwill	26,474	25,995
Deposits and other assets, net	8,003	6,318
	$574,593	$460,871

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$49,771	$47,778
Accrued expenses and other current liabilities	83,606	71,616
Merchandise advances	22,534	17,104
Total current liabilities	155,911	136,498

Other long-term liabilities	6,943	5,982
Deferred income taxes	5,057	4,220
Long-term debt	100,000	100,000
Total liabilities	267,991	246,700

Stockholders’ equity:
Preferred Stock; authorized 5,000 shares at December 31, 2004 and December 31, 2003, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 25,359 at December 31, 2004 and 23,998 at December 31, 2003	254	240
Additional paid in capital	305,305	276,233
Retained earnings	1,123	(62,302)
Total stockholders’ equity	306,682	214,171
	$574,593	$460,871

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Year ended December 31,
	2004	2003

Net sales	$1,513,172	$1,275,059
Cost of goods sold, buying and occupancy	1,087,899	931,014
Gross profit	425,273	344,045

Selling, general and administrative expenses	317,585	271,996
Operating income	107,688	72,049

Interest expense, net	5,390	12,540

Income before income taxes	102,298	59,509

Income taxes	38,873	22,649

Net income	$63,425	$36,860

Net income per share:
Basic	$2.55	$1.59
Diluted	$2.36	$1.50

Weighted average shares outstanding:
Basic	24,856	23,255
Diluted	27,530	24,561

	Three months ended December 31,
	2004	2003

Net sales	$468,938	$395,805
Cost of goods sold, buying and occupancy	330,502	281,817
Gross profit	138,436	113,988

Selling, general and administrative expenses	93,439	80,150
Operating income	44,997	33,838

Interest expense, net	1,308	2,110

Income before income taxes	43,689	31,728

Income taxes	16,599	12,076

Net income	$27,090	$19,652

Net income per share:
Basic	$1.07	$0.83
Diluted	$0.95	$0.78

Weighted average shares outstanding:
Basic	25,326	23,789
Diluted	29,400	25,172

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